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                                  PRESS RELEASE

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FOR IMMEDIATE RELEASE:                         CONTACT:

CompX International Inc.                       John A. Miller
16825 Northchase Drive                         Chief Financial Officer
Houston, Texas 77060                           Tel.  281-423-3391


                   COMPX REPORTS INCREASED SALES AND EARNINGS

HOUSTON, TEXAS . . . July 18, 2000 . . . CompX International Inc. (NYSE: CIX) announced its second quarter 2000 results and reported an 18% increase in net sales and a 19% increase in operating income from the same quarter a year ago. Net sales increased to $65.1 million in the second quarter of 2000 compared to $55.0 million in the second quarter of 1999. Operating income increased to $11.5 million in the second quarter of 2000 compared to $9.7 million in the second quarter of 1999. Net income in the second quarter of 2000 was $7.1 million, or $.44 per diluted share, compared to net income of $6.1 million, or $.38 per diluted share, for the same quarter a year ago. During the second quarter of 2000, weakness in the Euro negatively impacted net sales. Excluding the effect of acquisitions and currency, net sales increased 8% over the second quarter of 1999.

"I am pleased to report that sales of our slide products in North America continued to grow at a rate in excess of the BIFMA (The Business and Institutional Furniture Manufacturers Association) growth rate. I am also pleased with the growth of our slide business in Europe. Each of our businesses maintained strong operating margins and we continued to improve the operating performance of our recent acquisitions," said Joseph S. Compofelice, Chairman and Chief Executive Officer. Mr. Compofelice added that "The Company's operating cash flow and balance sheet continue to be very strong. EBITDA (defined as operating income plus depreciation and amortization) for the first six months of 2000 increased 19% to $28.5 million compared to $24.0 million for the first six months of 1999. Our net debt (defined as long-term debt less cash and cash equivalents) represents only 12% of our total stockholders equity."

CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and security products.

Statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, the introduction of tariff or non-tariff trade barriers, potential difficulties in integrating completed acquisitions and other risks and uncertainties detailed in the Company's Security and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

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COMPX  INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)


                                                         Three months ended                 Six months ended
                                                    -----------------------------     ------------------------------

                                                              June 30,                          June 30,
                                                    -----------------------------     ------------------------------

                                                        1999           2000               1999            2000
                                                    ------------- ---------------     -------------- ---------------

Total net sales                                         $  55.0        $  65.1            $ 110.2       $  131.2

Cost of sales                                              39.1           46.6               78.2           95.1
                                                    ------------- ---------------     -------------- ---------------

Gross profit                                               15.9           18.5               32.0           36.1

Selling, general and administrative                         6.2            7.0               12.7           13.9
                                                    ------------- ---------------     -------------- ---------------

Operating income                                            9.7           11.5               19.3           22.2

Interest expense                                             .4             .5                 .8            1.1

Interest income                                              .2             .2                 .4             .3

Other income (expense)                                                     (.1)               (.3)             -
                                                    ------------- ---------------     -------------- ---------------

Income before income taxes                                   9.4          11.1               18.6           21.4

Income tax expense                                           3.3           4.0                6.7            7.8
                                                    ------------- ---------------     -------------- ---------------

                                                             6.1           7.1               11.9           13.6

Minority interest                                              -             -                 .1              -
                                                    ------------- ---------------     -------------- ---------------

Net income                                                $  6.1        $  7.1            $  12.0        $  13.6
                                                    ============= ===============     ============== ===============

Net income per diluted common share                      $  0.38        $ 0.44            $  0.74        $  0.84
                                                    ============= ===============     ============== ===============
Weighted average diluted common shares
outstanding                                                 16.1          16.2               16.1           16.2
                                                    ============= ===============     ============== ===============
